Exhibit 99.1

Optium Corporation 200 Precision Road Horsham, PA 19044 267-803-3800 www.optium.com

News Release

Contact:

Veronica Rosa

Investor & Media Relations

267-803-3801

vrosa@optium.com

Optium Corporation Announces Fourth Quarter and Fiscal 2007 Results
Fourth Quarter Sequential Revenue Decline Expected to Rebound in First Quarter

Horsham, PA, September 20, 2007 (Prime Newswire) - Optium Corporation (NASDAQ: OPTM), a leading supplier of high-performance optical subsystems, today reported financial results for the fourth quarter and fiscal year 2007 ended July 28, 2007.

Revenues for the fourth quarter of fiscal 2007 were $26.8 million, an increase of 16.5% from $23.0 million for the same period in the prior year.  Compared to the prior quarter, fourth quarter revenues declined 22.5% from $34.5 million which Optium believes was due primarily to the timing of certain shipments at Optium’s two largest end customers for telecommunications products and delayed shipments to its new cable TV customer.

Revenues for the fiscal year 2007 were $125.5 million, an increase of 80.6% from $69.5 million for fiscal year 2006.  Contributing to the substantial increase in revenues were sales in Optium’s existing telecommunications and cable TV product lines, as well as its new ROADM product line, which was first introduced in the second quarter of fiscal year 2007.

Net income for the fourth quarter of fiscal 2007 was $1.2 million, or $0.05 per diluted share, in accordance with U.S. generally accepted accounting principles (GAAP).  This compares to net income of $1.7 million or $0.08 per diluted share for the same period in the prior year.  For the prior quarter, net income was $3.4 million or $0.13 per diluted share.

Net income for the fiscal year 2007 in accordance with GAAP was $11.3 million, or $0.45 per diluted share, compared to a net loss of $(8.1) million, or $(3.68) per diluted share, for fiscal year 2006.

Non-GAAP Measures:
Non-GAAP net income or loss, as further defined below, excludes charges associated with stock-based compensation, acquired in-process research and development expenses, amortization of purchased intangibles, duplicate facility costs related to the relocation of Optium’s U.S. operations in February 2007 and a tax benefit related to the reversal of Optium’s valuation allowance on certain deferred tax assets.

Non-GAAP net loss for the fourth quarter of fiscal 2007 was $(1.2) million, or $(0.04) per diluted share.  This compares to non-GAAP net income of $1.8 million, or $0.09 per diluted share for the same period in the prior year.  For the prior quarter, non-GAAP net income was $4.0 million, or $0.15 per diluted share.  The sequential decline in non-GAAP net income reflects the sequential decline in revenue, further impacted by an unfavorable product mix and underabsorption of fixed manufacturing overhead, expenditures to support the capacity ramp in ROADM and 40Gb/s product lines as well as increased legal expenses.  In addition, fourth quarter 2007 results reflect the absorption of Kailight Photonics, Inc., acquired May 15, 2007, which accelerated Optium’s entry into the 40Gb/s technology market.

Non-GAAP net income for the fiscal year 2007 was $10.3 million, or $0.41 per diluted share, compared to $3.2 million or $0.16 per diluted share for fiscal 2006.  Key drivers of profitability for the year included revenue growth and product mix, which were partially offset by operational investments Optium has underway to penetrate new markets such as ROADMs, circuit packs and 40Gb/s products.

Eitan Gertel, Chairman and CEO of Optium Corporation, stated:  “We faced some tough timing issues in our fourth fiscal quarter, especially with our top two telecommunication end customers.  However, our outlook for the first quarter reflects a noticeable change in current booking trends, primarily in our higher-end 300 pin products, which is reflected in our outlook for sequential growth next quarter.  We previously commented that we expected this pause in spending on higher-end 300 pin products would turn in the second half of calendar 2007.  While we remain cautiously optimistic, it appears that this recovery is underway.

“Given our outlook that the optical communications market will continue to benefit from strong growth trends over the coming years, during the fourth quarter we continued to make the necessary operational investments to capitalize on those opportunities in the years ahead,” continued Gertel.  “We have grown the company by delivering high-performing 10Gb/s and cable TV solutions to our customers.  Now, we are expanding on those successes by making strategic investments that position us extremely well in two additional high-growth markets, ROADM and 40Gb/s products.  In fiscal 2008, we will continue to invest in product development and manufacturing capacity in these areas and expect customer demand for each of these product lines to continue to build throughout the year.

“Our goal for fiscal 2008 is to build on our strong fiscal 2007 performance.  We expect our addressable markets to grow at a combined rate of 30% over the next twelve months.  For fiscal 2008, we believe we have the right strategies in place to meet or exceed this growth rate,” stated Gertel.  “For the first fiscal quarter of 2008 ending November 3, 2007, we expect revenues to be in the range of $34 to $35 million, indicating sequential growth of 27% to 31%.

“We believe we are well positioned to capitalize on our market opportunities in 2008.  Our ability to provide intelligent subsystems centered around 10Gb/s, 40Gb/s, ROADM, cable TV and fiber to the home gives us a unique market position and added competitive advantage.  With the explosive growth in video and the accelerating convergence of voice, video and data expected in the IP network, we believe all of our product lines will play an important role in the evolution of network architecture and changes in carriers’ service delivery models over the coming years,” concluded Gertel.

Conference Call Information

The Company will host a conference call to discuss its financial performance and further information regarding its projected results for fiscal 2008 following this release on Thursday, September 20, 2007 at 4:30 p.m. eastern. The dial-in number is (800) 289-0572.  A webcast of the call, both live and archived, will also be available through the investor relations section of Optium’s website at http://ir.optium.com  A replay of the call will be available this evening through midnight on September 27, 2007 and can be accessed by dialing (719) 457-0820 or (888) 203-1112, access code 9401463.

Optium is a leading designer and manufacturer of high-performance optical subsystems supporting core to the edge applications for use in telecommunications and cable TV network systems.  Optium’s broad suite of optical transport solutions feature fixed and wavelength agile 10Gb/s and 40Gb/s transceivers and subsystems, 10Gb/s pluggable transceivers, cable TV trunking and distribution subsystems and Optium’s next generation WSS ROADM product line.  Quoted on the NASDAQ Global Market under the symbol “OPTM,” Optium is headquartered in Horsham, Pennsylvania and has offices in Sydney, Australia and Nes Ziona, Israel.  For more information, visit http://www.optium.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, business outlook of Optium Corporation (the “Company”).  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things:  risks associated with our revenue and other financial forecasts, which may differ materially from our actual results; risks associated with the Company’s dependence on a limited number of customers for a significant percentage of its revenues; risks associated with the Company’s ability to sell a sufficient number of ROADMs to realize the operational benefits expected from the Company’s acquisition of LCoS IP assets; risks associated with integrating a newly-acquired business; risks associated with changes in the demand for the Company’s products and/or aggressive competition, which may force the Company to reduce prices; risks associated with the development and acceptance of new products and product features; risks associated with dependence on a limited number of component suppliers and/or increased demand for components, which could lead to shortages that could disrupt or delay company shipments; risks associated with making significant investments in the expansion of the business and with increased expenditures ahead of anticipated revenues; risks associated with the Company’s products being dependent upon the ability to anticipate and quickly respond to evolving technologies and customer requirements; risks associated with becoming subject to defending and resolving allegations or claims of infringement of intellectual property rights; risks associated with others infringing on the Company’s intellectual property rights; risks associated with the Company’s ability to retain existing personnel and recruit and retain qualified personnel; risks associated with rapidly changing technology and the ability of the Company to introduce new products on a timely and cost-effective basis; risks associated with changes in the competitive or regulatory environment in which the Company operates; and other risks.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Optium Corporation undertakes no obligation to update or revise its forward looking statements contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Optium Corporation, see the disclosure contained in Optium Corporation’s public filings with the Securities and Exchange Commission, including the risk factors included in Optium Corporation’s Quarterly Report on Form 10-Q, filed June 11, 2007.  All filings are available through the SEC’s website at www.sec.gov or from Optium Corporation’s web site at www.optium.com.

Optium Fourth Quarter and Fiscal Year 2007 GAAP Results:

Consolidated statements of operations for the three-month periods and fiscal years set forth below are on a GAAP basis as follows (in thousands, except per share amounts):

	Three months ended			Year ended
	July 28, 2007	April 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$26,782	$34,547	$22,985	$125,478	$69,477
Cost of revenues	20,492	25,190	16,315	91,201	51,952
Gross profit	6,290	9,357	6,670	34,277	17,525

Operating expenses:
Research and product development	4,862	3,379	2,511	14,751	8,491
Acquired in-process research and development	10,000	—	—	10,000	11,187
Selling, general and administrative	4,309	3,711	2,491	14,205	6,062
Total operating expenses	19,171	7,090	5,002	38,956	25,740
Income (loss) from operations	(12,881)	2,267	1,668	(4,679)	(8,215)
Interest and other income (expense), net	1,096	1,333	103	3,587	211
Income (loss) before income tax	(11,785)	3,600	1,771	(1,092)	(8,004)
Income tax (benefit) provision	(13,000)	182	76	(12,346)	119
Net income (loss)	$1,215	$3,418	$1,695	$11,254	$(8,123)

Net income (loss) per share:
Basic	$0.05	$0.13	$0.59	$0.58	$(3.68)
Diluted	$0.05	$0.13	$0.08	$0.45	$(3.68)

Weighted average shares outstanding:
Basic	25,395	25,350	2,850	19,536	2,206
Diluted	26,119	26,647	20,441	24,793	2,206

Optium Fourth Quarter and Fiscal 2007 Non-GAAP Results:

Use of Non-GAAP Financial Measures
In this earnings release, the Company uses certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  A reconciliation between non-GAAP and GAAP gross profit, net income (loss) and net income (loss) per diluted share can be found below. The Company believes that non-GAAP gross profit, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share, as calculated to exclude certain non-recurring and/or non-cash charges, such as stock-based compensation charges, acquired in-process research and development expense, amortization of purchased intangibles, duplicate facility costs during facility move and tax benefit resulting from deferred tax assets, are indications of the Company’s baseline operating performance before gains, losses or other charges that are considered by management to be outside of the Company’s core operating results.  The Company has incurred acquired in-process research and development expense as a result of its acquisitions of Engana Pty Limited in March 2006 and Kailight Photonics, Inc. in May 2007.  In addition, the Company has incurred duplicate facility costs during facility move as a result of the execution of a lease for a new U.S. operating facility and the early termination of the lease for its current operating facility.  The Company completed its facility relocation during the third quarter of fiscal 2007.  The Company purchased intangible assets from Microdisplay Corporation in July 2007 and will amortize the purchase price of these purchased intangibles over a five year period.  Management does not consider stock-based compensation expenses, acquired in-process research and development expense, amortization of purchased intangibles, duplicate facility costs during facility move or the recognition of deferred tax assets to be part of its core operations because (a) stock-based compensation and amortization of purchased intangibles are non-cash charges, (b) acquired in-process research and development expense is a non-recurring item that is fully expensed upon the closing of an acquisition, (c) duplicate facility cost during facility move is a non-recurring charge not expected to be incurred in the future, and (d) the tax benefit resulting from recording the Company’s deferred tax assets is a non-cash, nonrecurring item that is recognized upon removal of valuation allowances associated with net operating losses (NOLs) and other credits in the United States.  Non-GAAP diluted shares outstanding for the three months ended July 28, 2007 are not in accordance with GAAP since there was a loss in the period.  Under GAAP, when there is a loss for the period, basic and diluted shares outstanding are the same.  In the non-GAAP reconciliation, the non-GAAP diluted share count is the same as the share count as if there was a non-GAAP profit for the three months ended July 28, 2007 because the Company believes that such a presentation is more useful to investors when comparing GAAP and non-GAAP results for the quarter.  In addition, non-GAAP gross profit, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share as calculated are primary financial measures that the Company uses to evaluate its financial performance and forecast future financial results.  While non-GAAP gross profit, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are not measures calculated in accordance with GAAP or alternatives for measures calculated in accordance with GAAP, such as gross profit, net income (loss) and net income (loss) per diluted share, the Company believes that providing this information to investors, in addition to GAAP measures such as gross profit, net income (loss) and net income (loss) per diluted share, allows investors to better evaluate its current core operating performance relative to prior periods and its financial results in comparison to its competitors.  However, non-GAAP gross profit, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share:

•                  are not measures of financial performance calculated in accordance with GAAP;

•                  do not represent gross profit, net income (loss) or net income (loss) per diluted share as defined by GAAP; and,

•                  should not be considered as an alternative to gross profit, net income (loss) or net income (loss) per diluted share prepared in conformity with GAAP.

Further, non-GAAP gross profit, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share as calculated below may not be necessarily comparable to similarly titled measures reported by other companies.

These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.  A reconciliation of each of the non-GAAP financial measures to GAAP financial measures is set forth below (in thousands, except per share amounts):

Reconciliation of GAAP and Non-GAAP Financial Measures

	Three months ended			Year ended
	July 28, 2007	April 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP to non-GAAP gross profit:
GAAP gross profit	$6,290	$9,357	$6,670	$34,277	$17,525
GAAP gross profit margin	23.5%	27.1%	29.0%	27.3%	25.2%
Non-GAAP adjustments to gross profit:
Cost of revenues:
Stock-based compensation	33	23	—	67	—
Total non-GAAP adjustments to gross profit	33	23	—	67	—
Non-GAAP gross profit	$6,323	$9,380	$6,670	$34,344	$17,525
Non-GAAP gross profit margin	23.6%	27.2%	29.0%	27.4%	25.2%

Reconciliation of GAAP to non-GAAP net income (loss) and non-GAAP net income (loss) per share:
GAAP net income (loss)	$1,215	$3,418	$1,695	$11,254	$(8,123)
Cost of revenues:
Stock-based compensation	33	23	—	67	—
Operating expenses:
Research and product development
Stock-based compensation	164	69	—	257	—
Acquired in-process research and development	10,000	—	—	10,000	11,187
Selling, general and administrative
Amortization of purchased intangibles	17	—	—	17	—
Duplicate facility costs during facility move	—	171	—	610	—
Stock-based compensation	459	325	106	1,181	122
Income tax (benefit) provision, net	(13,039)	(29)	(2)	(13,109)	(2)
Non-GAAP net income (loss)	$(1,151)	$3,977	$1,799	$10,277	$3,184

GAAP net income (loss) per share:
Basic	$0.05	$0.13	$0.59	$0.58	$(3.68)
Diluted	$0.05	$0.13	$0.08	$0.45	$(3.68)

Shares used in computing GAAP net income (loss) per share:
Basic	25,395	25,350	2,850	19,536	2,206
Diluted	26,119	26,647	20,441	24,793	2,206

Non-GAAP net income (loss) per share:
Basic	$(0.05)	$0.16	$0.63	$0.53	$1.44
Diluted	$(0.04)	$0.15	$0.09	$0.41	$0.16

Shares used in computing non-GAAP net income (loss) per share:
Basic	25,395	25,350	2,850	19,536	2,206
Diluted	26,119	26,647	20,441	24,793	20,103

Condensed Consolidated Balance Sheets
(in thousands)

	July 28, 2007	July 29, 2006
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$25,359	$10,377
Short-term investments	36,018	—
Accounts receivable, net	21,853	19,075
Inventories, net	20,684	11,701
Deferred taxes, current portion	4,976	—
Prepaid expenses and other current assets	1,107	407
TOTAL CURRENT ASSETS	109,997	41,560

PROPERTY AND EQUIPMENT, NET	9,124	5,207
GOODWILL	37,923	10,533
DEFERRED TAX, NONCURRENT PORTION	8,881	—
INTANGIBLES, NET	2,006	—
OTHER ASSETS	170	2,009
TOTAL ASSETS	$168,101	$59,309

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$20,222	$18,386
Accrued expenses	4,389	2,207
Accrued warranty	359	223
Other current liabilities	—	2,640
Current portion of debt	46	320
TOTAL CURRENT LIABILITIES	25,016	23,776
Long-term debt, net of current portion	17	351
Long-term liabilities	189	97
TOTAL LIABILITIES	25,222	24,224

REDEEMABLE CONVERTIBLE PREFERRED STOCK	—	87,173

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	3	—
Additional paid-in capital-common stock	191,118	9,173
Deferred compensation	(924)	(1,170)
Accumulated other compensation income	1,839	320
Treasury stock	(2,762)	(2,762)
Accumulated deficit	(46,395)	(57,649)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	142,879	(52,088)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$168,101	$59,309

Consolidated Statements of Cash Flows
(in thousands)

	Year ended	Year ended
	July 28, 2007	July 29, 2006
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$11,254	$(8,123)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	2,709	2,520
Stock-based compensation	1,505	162
Acquired in-process research and development	10,000	11,187
Deferred taxes (benefit)	(13,857)	—
Provisions for doubtful accounts	22	1
Loss on disposal of property and equipment	9	—
Changes in operating assets and liabilities:
Accounts receivable	(2,351)	(11,141)
Inventories	(8,927)	(5,937)
Prepaid expenses and other current assets	(709)	99
Other assets	(243)	23
Accounts payable	1,207	9,606
Accrued expenses	1,116	1,267
Other current liabilities	(2,640)	2,640
Warranty liabilities	135	117
Other long term liabilities	39	(3)
Net cash (used in) provided by operating activities	$(731)	$2,418
Cash flows from investing activities
Purchase of property and equipment	(5,859)	(3,030)
Proceeds from sale of property and equipment	30	—
Release of restricted cash	—	292
Purchases of marketable securities	(114,452)	—
Maturities and sales of marketable securities	78,434	—
Cash acquired from acquisition of Engana, net of transaction costs	—	4,001
Purchase of Kailight Photonics, LLC, net of cash acquired	(35,222)	—
Purchase of Microdisplay intellectual property	(2,023)	—
Net cash provided by (used in) investing activities	$(79,092)	$1,263
Cash flows from financing activities
Payments of line of credit	(685)	(150)
Deferred financing costs	—	(1,915)
Proceeds from initial public offering	95,378	—
Proceeds from warrant exercise	—	33
Proceeds from exercise of employee stock options	153	175
Net cash provided by (used in) financing activities	$94,846	$(1,857)

Effect of exchange rate changes on cash and cash equivalent	(41)	79

Net increase in cash and cash equivalents	14,982	1,903
Cash and cash equivalents, beginning of period	10,377	8,474
Cash and cash equivalents, end of period	$25,359	$10,377

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